Exhibit 10.3

MERISEL EMPLOYMENT AGREEMENT

As a condition of my employment with Merisel Americas, Inc. (“Merisel” or “Company”), in consideration of my employment with Merisel and my receipt of the compensation now and hereafter paid to me by Merisel, I agree to the following:

1. Term of Employment. I acknowledge that unless earlier terminated pursuant to Section 8 of this Employment Agreement (“Agreement”), I will be employed for a period of five (5) years beginning on the date that the transactions contemplated by the Purchase Agreement are consummated (the “Closing Date”) and ending on the fifth anniversary thereof (the “Employment Term”). The terms of this Agreement shall automatically renew and be binding upon the parties for another year, and so on, for each successive year unless terminated in accordance with the provisions of Section 8 herein.

2. Employment Duties.

(a) General. I will initially be employed by the Company as the President of the Color Edge Division of the Company. I will have such duties and responsibilities as is commensurate with my position as President of the Color Edge Division and such other duties as may be assigned to me from time to time by the Chief Executive Officer of the Company.

(b) Exclusive Services. I will devote my full business time, attention and energies to the performance of my duties as President of the Color Edge Division of the Company and will at all times faithfully and diligently use my best efforts to promote the Company’s business interests; provided, that nothing to the contrary herein shall prevent or preclude me from devoting a portion of my non-business time, attention and energies, to the making of passive investments in entities and organizations that do not compete in any way with the business of the Company. I will comply with applicable rules and regulations and policies of the Company, as in effect from time to time, including without limitation policies regarding travel, employee relations, business conduct, ethics and stock trading and I agree to execute acknowledgements of receipt of and compliance with same.

(c) Place of Employment. My place of employment shall be the Company’s current location at 127 West 30th Street, New York, New York 10001 (“Principal Place of Employment”). I will be available for reasonable travel as the needs of the Company’s business require.

3. Compensation and Benefits. Subject to the provisions of this Agreement, the Company shall provide me with the following compensation and benefits.

(a) Base Salary. The Company shall pay me an annual salary at a rate of $300,000 per year (“Base Salary”) payable in equal installments in accordance with the Company’s normal payroll practice. My base compensation opportunities will be subject to review and adjustment by the Board of Directors each year in accordance with the same criteria as used to review the same for other executive officers of the Company of comparable rank in title to mine.

(b) Base Salary Increase. Upon the attainment by the Company of earnings before interest, taxes, depreciation and amortization of costs (“EBITDA”) of at least $16,500,000 on a rolling, four-quarter basis, my Base Salary shall be increased to $322,500 per year. Upon attainment by the Company of EBITDA of at least $18,000,000 on a rolling four-quarter basis, my Base Salary shall be increased to $346,688 per year.

(c) Annual Bonus Eligibility. I shall be eligible to receive an annual bonus with a target of 60% of my Base Salary, to be awarded by the Board of Directors or the compensation committee of the Board of Directors (the “Compensation Committee”) in its sole and absolute discretion. The determination to pay the annual bonus described above in any year shall be based on such criteria as the Board of Directors or the Compensation Committee shall determine, in its sole and absolute discretion; provided, however, that such criteria shall include the attainment by the Company of its forecasted EBITDA and financial plans approved by the Board of Directors. The Board of Directors or Compensation Committee may award such other bonus payments as it determines in its sole and absolute discretion. The annual bonus amounts described above, if determined by the Board of Directors or the Compensation Committee to be payable to me, shall be paid no later than February 28th of each year during my Employment Term.

(d) Benefit Plans. During the Employment Term, I shall be entitled to participate on the same basis and at the same level as other executive officers of comparable rank in title to mine in any benefit plans, programs and arrangements offered by the Company in accordance with the terms of such plans, programs and arrangements, as the same may be amended from time to time.

(e) Vacation. I shall be entitled to four (4) weeks of vacation each year. The dates of my vacation shall be selected by me with reasonable regard for the needs of the Company. Vacation days accrued and not used may not be carried over into the next calendar year; except that I may carry over into the next calendar year a maximum of one (1) week of accrued and not used vacation and said carry over shall not be cumulative. Upon my termination from the Company without Cause or my resignation with Good Reason, I shall be entitled to be paid for any accrued but unused vacation provided that such payment shall not exceed the equivalent of four (4) weeks of accrued and unused vacation. Except for what is set forth in this Section 3(e), no payment will be made to me for unused vacation time under any circumstance, including retirement, voluntary or involuntary termination of employment, or termination with or without Cause.

(f) Transportation Allowance Buyout; Waiver. I agree that the terms of this Agreement entirely supercede and replace the terms of any and all agreements, whether written or oral, regarding my employment with Color Edge, Inc., Color Edge Visual, Inc. and/or Photobition New York, Inc., including, without limitation all transportation allowances previously or presently granted to me or promised to me in the future by said company or companies. I acknowledge that by signing this Agreement, I am waiving all rights to transportation allowances from the Company from and after the date my Employment Term begins except as provided in this Section 3(f). In consideration for the foregoing waiver by me, the Company shall, from and after the date my Employment Term begins, pay me an aggregate amount of $25,000 (the “Buyout”) which shall be paid in equal, annual installments commencing on February 1st of each year, and continuing each year thereafter until the expiration of my

Employment Term except that the first installment of the Buyout payment shall be made within ten (10) days of the Closing Date. Other than the Buyout, I acknowledge that I shall not be entitled to receive from the Company any additional or incidental travel allowance other than reimbursement for reasonable business travel expenses properly incurred during my Employment Term in accordance with the Company’s reimbursement policy.

4. Confidential Information.

(a) Company Information. I agree, that I shall not, at any time during the Employment Term or thereafter, except in performance of my obligations to the Company hereunder or with the prior written consent of the Chief Executive Officer, directly or indirectly, reveal to any person, entity or other organization or use for my own benefit any information deemed to be confidential by the Company relating to the assets, liabilities, employees, goodwill, business or affairs of the Company and/or one of its affiliated or related entities, including the Purchaser and Related Purchaser as such terms are defined in the Purchase Agreement (collectively, “Company Parties”), including, without limitation, any information concerning past, present or prospective customers, suppliers, marketing data, or other confidential information used by, or useful to, the Company Parties and known to me by reason of my service to, shareholdings in or other association with the Company Parties (“Confidential Information”), provided that such Confidential Information does not include (i) information that is in the public domain through no fault of mine; (ii) information approved for release by written authorization of the Chief Executive Officer; or (iii) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided however, that in the event that I am required by law or court order to disclose any Confidential Information, I shall provide the Company Parties with prompt written notice of any such requirement so that the Company Parties may seek a protective order or other appropriate remedy if needed. I will take all appropriate steps to safeguard and protect the Company Parties’ Confidential Information.

(b) Exclusive Property. I confirm that all Confidential Information is and shall remain the exclusive property of the Company, including but not limited to, all business records, papers, documents and information stored in any electronic form, kept or made by me relating to the business of the Company Parties. Upon the request and at the expense of the Company, I shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company, fully and completely, all rights created or contemplated by this Section. Upon termination of my employment for any reason (with or without Cause) or otherwise upon request by the Company, I shall immediately return to the Company all original and all reproductions and copies of any Confidential Information. I agree that I shall not delete, alter or destroy any Confidential Information, including, but not limited to, Confidential Information kept in Company Parties’ files, on Company Parties’ computers or databases, or on Company Parties’ premises.

(c) Third-Party Information. I acknowledge that the Company received and in the future will receive from third parties said third parties’ confidential information, subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. I will treat such information in a manner consistent with the Company’s agreement with such third parties, and without limiting the foregoing, I will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in my assigned duties for the benefit of the Company, any such confidential information.

5. Assignment of Developments. All Developments (as defined below) that are at any time made, conceived or suggested by me, in the performance of or in relation to my duties at the Company, whether acting alone or in conjunction with others, during or as a result of my employment with the Company, shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on my part. During my employment, and thereafter, if such Developments were made or conceived by me during or as a result of my employment with the Company, I shall promptly make full disclosure of any such Developments to the Company and, at the Company’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) reasonably deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of my right and title, if any, to such Developments, and to cooperate with the Company in enforcement or infringement proceedings regarding the Developments. For purposes of this Agreement, “Developments” shall mean all data, discoveries, findings, reports, designs, plans, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, which are related to my duties as an executive of the Company, whether or not patentable, relating to the present or planned activities, or future activities of which I am aware, or the products and/or services of the Company.

6. Restrictions on Competitive Activity. I agree that during my employment, and for a period after termination of my relationship with the Company for any reason, whether with or without Cause, until the later of (i) the expiration of my Employment Term or any renewal period, if applicable, or (ii) two (2) years from the date of termination of my employment (“Restricted Period”), I shall not, without the prior written consent of the Chief Executive Officer, directly or indirectly, and whether as a principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, join, manage or participate in a Competing Business (as defined below) in any geographic area in which the Company Parties have engaged in a Competing Business which shall include, at a minimum, all of the United States of America. For purposes of this Agreement a “Competing Business” means any business engaged in by the Company Parties or in which the Company Parties planned to be engaged as of the date of my termination of employment; provided, however, that nothing herein shall limit my right to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

7. Restrictions on Solicitation. I agree that during the Restricted Period, I shall not, directly or indirectly, (a) solicit, induce, recruit or attempt to interfere with the relationship between any person who is, or was during the then most recent six-month period, an employee, officer, representative, member or agent of the Company, or solicit, induce or attempt to solicit or induce any of them to leave the employ of the Company, or violate the terms of their respective contracts, employment relationships or employment arrangements, with the Company; or (b) solicit, induce or attempt to induce any customer, client, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between the Company and any customer, client, supplier, licensee or other business relation of the Company or otherwise disrupt, damage, impair or interfere in any manner with the business of Company after the Closing Date. As used herein, the term “indirectly” shall include, without limitation, my permitting the use of my name by any competitor of the Company to induce or interfere with any employee or business relationship of the Company. For purposes of this Section 7 references to the Company shall be deemed to include the Purchaser and the Related Purchaser.

8. Termination of Employment; Death.

(a) Termination by the Company. Notwithstanding any other provision of this Section, the Company shall have the right to terminate my employment with or without “Cause” (as defined below) at any time by giving me at least sixty (60) days’ written notice.

(b) Termination by Employee . I may terminate my employment for “Good Reason” (as defined below). If I do terminate my employment for Good Reason, I shall give the Company forty-five (45) days’ written notice specifying the circumstances constituting Good Reason in my opinion. Notice shall be effectuated as stated in Section 10(h) herein. Good Reason shall not exist if the Company reasonably cures the defect within the forty-five (45) day notice period.

For the purposes of this Agreement, termination for “Good Reason” shall occur if, without my express written consent, any of the following events occur: (A) the Company requires me to be based at any office or location that is more than thirty-five (35) miles from my Principal Place of Employment (B) the Company reduces my Base Salary then in effect, or (C) a material reduction of my duties in effect immediately prior to such reduction.

(c) Severance on Termination Without Cause or for Good Reason. In the event I am terminated without Cause or I terminate my employment for Good Reason, the Company’s sole obligation shall be to pay me for any amounts owed to me under this Agreement through the date of termination. In addition, upon my signing a waiver and release substantially in the form attached hereto as Exhibit A, the Company shall pay me severance in an amount equal to (i) my Base Salary payable for the period between the date of my termination and the expiration of the remainder of my Employment Term (the “Severance Term”), plus (ii) any accrued and unpaid annual bonus amounts owed to me for the year of termination, pro rated based on the number of days I have been employed by the Company for such year, plus (iii) all reasonable expenses properly incurred by and due to me in accordance with the Company’s expense reimbursement policy that remain unpaid as of the date of my termination. This amount shall be payable in equal installments during the Severance Term in accordance with the Company’s regular payroll practices for salaried employees. If not later than sixty (60) days prior to the expiration of the Employment Term, or any anniversary thereafter, the Company gives me written notice that the Company does not wish to extend the Employment Term pursuant to Section 1 hereof, I shall not be eligible for any severance payments under this Agreement.

(d) Termination for Cause. If, prior to the expiration of the Employment Term, the Company terminates my employment for Cause (as defined below), I shall only be entitled to payment of earned and unpaid Base Salary through the date of termination. I shall have no further right to receive any other compensation or benefits after such termination.

For purposes of this Agreement “Cause” shall mean; (i) any act or omission that constitutes a material breach by me of any of my obligations under this Agreement; (ii) the willful and continued failure or refusal of me to satisfactorily perform the duties reasonably required of me as an employee of the Company; (iii) my conviction of, or plea of nolo contendere to, any felony or another crime involving dishonesty or moral turpitude or which could reflect negatively upon the Company or otherwise impair or impede its operations; (iv) my engaging in any misconduct, negligence, act of dishonesty, violence or threat of violence (including any violation of federal securities laws) that is injurious to the Company; (v) my material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company; (vi) my refusal to follow the directions of the Board of Directors; or (vii) any other willful misconduct by me which is materially injurious to the financial condition or business reputation of the Company. For purposes of this Section 8(d) references to the Company shall be deemed to include the Purchaser and the Related Purchaser.

(e) Termination Due to Death or Disability. If prior to the expiration of the Employment Term, my employment is terminated due to death or Disability (as defined below), subject to my or my beneficiaries’ execution of a general release of claims against the Company in a form satisfactory to the Company, my estate shall be entitled to (i) the Pro Rata Annual Bonus for the calendar year in which such termination occurs, payable at the time Annual Bonuses are generally paid, and (ii) a continuation of my Base Salary for a period of thirty (30) days commencing on the date of termination, payable in accordance with Section 3(a). I shall also be entitled to any Annual Bonus for a completed calendar year that has accrued but not yet been paid at the time of such termination. For purposes of this Agreement “Disability” shall have the meaning set forth in the Company’s Long-Term Disability Plan.

(f) Non-Renewal. The terms of this Agreement shall not automatically renew and be binding upon the parties for another year if I give the Company sixty (60) days’ notice of separation or the Company terminates my employment at the end of the Employment Term in accordance with Section 8 herein. Likewise, the terms of this Agreement shall not automatically renew and be binding upon the parties for another year if at the end of any one (1) year renewal period, I give the Company sixty (60) days’ notice of separation or the Company terminates my employment upon the end of that one (1) year renewal period in accordance with Section 8 herein.

(g) Resignation from Directorships and Officerships. The termination of my employment for any reason shall constitute my resignation from (i) any director, officer or employee position I have with the Company and (ii) all fiduciary positions (including as a trustee) I hold with respect to any employee benefit plans or trusts established by the Company. I agree that this Agreement shall serve as written notice of resignation in this circumstance.

9. Remedies.

(a) Injunctive Relief. Without intending to limit the remedies available to the Company, I agree that a breach of any of the covenants contained in Sections 4, 5, 6 or 7 of this Agreement may result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company or its entities shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining me from engaging in activities prohibited by the covenants contained in Sections 4, 5, 6 or 7 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this

Agreement. Such injunctive relief in any court shall be available to the Company in lieu of, or prior to or pending determination in, any arbitration proceeding. The Company may pursue any remedy available to it; the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

(b) Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to this Section 9, the Restricted Period shall be extended by any and all periods during which I shall be found to have been in violation of the covenants contained in Sections 4, 5, 6 or 7 of this Agreement.

(c) Arbitration. Except as provided in Section 9(a) hereof, any controversy or claim arising out of, or relating to my employment, this Agreement, or the making, performance, or interpretation hereof (“Claims”), shall be settled by arbitration in New York, New York, in accordance with the employment arbitration rules of the American Arbitration Association (“AAA”) then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The Company or I must file a written demand for arbitration with the AAA of any Claims subject to this Agreement within applicable federal or state statutes of limitations.

(d) Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with, and all actions arising under or in connection therewith shall be governed by, the internal laws of the State of New York (without reference to conflict of law principles). I hereby consent to the personal jurisdiction of the state and federal courts located in New York County, New York, for any lawsuit filed there against me by the Company arising out of or relating to this Agreement, subject to the terms and provisions of the Section entitled “Arbitration.”

10. Miscellaneous.

(a) Notification to New Employer. In the event that my employment with the Company terminates for any reason, with or without Cause, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement with respect to Sections 4, 5, 6 and 7.

(b) Modification; Waiver. No modification of any provision of this Agreement shall be valid unless made in writing and signed by the President or Chief Executive Officer of the Company and by me. The failure, whether purposeful or otherwise, to exercise in any instance any right, power or privilege under this Agreement or under law shall not constitute a waiver of any other right, power or privilege, nor of the same right, power or privilege in any other instance. No provision or requirement hereof may be waived unless waived in writing and signed by the President or Chief Executive Officer of the Company.

(c) Binding Effect. This Agreement shall be binding upon me, my heirs, executors, assigns, administrators and other legal representatives and shall be for the benefit of the Company, its successors and its assigns.

(d) No Conflicting Agreements. I represent and warrant to the Company that I am not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by me of this Agreement or the fulfillment by me of my obligations hereunder. I have no obligations inconsistent with the terms of this Agreement or with my undertaking a relationship with the Company. The performance of this Agreement by me does not and will not violate any law, rule or regulation. I will not disclose to the Company, use on its behalf, or bring onto its premises, any confidential information belonging to any former employer or third party.

(e) Integration. This Agreement and the Purchase Agreement, dated December 24, 2004 by and among MCEI, LLC, Merisel, Inc., Color Edge Visual, Inc. and Photobition New York, Inc. and the respective shareholders of Color Edge Visual, Inc. and Photobition New York, Inc., as the same may be amended (the “Purchase Agreement”), contain the entire agreement of the parties with respect to the subject matter hereof, and supercede all prior or contemporaneous agreements or statements or understandings, whether written or oral, provided, that, the rights and obligations set forth hereunder shall be in addition to, and not in lieu of, the rights and obligations described in any noncompetition agreements entered into in connection with the Purchase Agreement and neither this Agreement nor such noncompetition agreement shall limit or supercede the other, but shall be viewed as in addition to the provisions of the other agreement. In the event of a conflict between this Agreement and the Purchase Agreements, the Purchase Agreements shall control.

(f) Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect. Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively overbroad as to duration, activity or subject, such provision shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

(g) Rights Cumulative. The rights and remedies provided hereby are cumulative, and the exercise of any right or remedy, whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive the right to exercise any or all other rights and remedies.

(h) Notice. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party on the date delivered when delivered personally (by courier service or otherwise), when delivered by facsimile during regular business hours or on the next business day, with a confirming copy sent by overnight mail, or on the date receipt is acknowledged if sent by first class registered or certified mail, postage prepaid and return receipt requested, in each case to the applicable addresses set forth below; provided that delivery shall be deemed complete when delivered to the address designated below:

If to the Company:	Merisel Americas, Inc.
1500 Hughes Way, 3rd Floor
Long Beach, CA 90810-0399
Attn: Allen Chi
Fax: 310-765-4677

If to me:	John Sheehan
44 Laight Street #2A
New York, New York 10013

(i) Survival of Obligations. Termination of this Agreement shall not affect my continuing obligations under Section 4, Section 5, Section 6, Section 7, or any of my other continuing obligations under this Agreement.

(j) Ongoing Payment Obligations. All wages earned for work I have performed but which remain unpaid as of my date of termination, shall be payable to me in accordance with federal and state law.

(k) Execution. The parties represent and warrant that they have the full right, power and authority to execute, deliver and perform this Agreement and that this Agreement is a valid and binding obligation of the parties enforceable against them in accordance with its terms.

(l) Employee Acknowledgment. I have had the opportunity to consult legal counsel in regard to, and have read and understood, this Agreement. I am fully aware of its legal effect, and I have entered into it freely and voluntarily and based on my own judgment and not on any representations or promises other than those contained herein.

(m) Deferral of Certain Payments. If any payment otherwise due hereunder would be, when otherwise due, subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended, then such payment shall be deferred to the extent required to avoid such additional taxes and interest.

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IN WITNESS WHEREOF, I have executed this Agreement as of the date set forth below.

Dated: March 1, 2005

/s/ John Sheehan
Employee Signature

Printed Name of Employee: John Sheehan

Acknowledged and Agreed:

MERISEL AMERICAS, INC.

By:
Name:
Title:

EXHIBIT A

Form of Waiver and Release

GENERAL RELEASE

Merisel Americas, Inc., on behalf of itself, its parents, subsidiaries and affiliates (the “Company”) and I, [name] (“[name]” or “I” or “me”), have entered into this general release (the “Release”) to settle all issues between us in connection with my termination of employment or consultancy. Except to the extent governed by federal law, this Release shall be governed by the statutes and common law of New York, excluding any that mandate the use of another jurisdiction’s laws. The Company and I agree as follows:

Benefits Payable: I will continue to receive my present salary on my regular pay days, through              (“Termination Date”), which will be my last day of work and will be reimbursed for reasonable expenses due me under the Company’s expense reimbursement policy, if any, or my Employment Agreement, dated             . In exchange for this Release, I will receive [fill in amount of the payment] to which I am entitled if I sign this Release under my Employment Agreement, dated              .

Employment Termination: I agree that my employment or consultancy with the Company and its affiliates will end on my Termination Date, and I promise never to seek employment or a consultancy with the Company in the future.

Claims Released:

I release the Company and each of its current or former parents, subsidiaries, related entities, successors and affiliates, and all of their employees, directors, officers, agents, and related parties, from all known or unknown claims that I presently may have arising out of my employment with, termination by, or separation from, the Company. The claims I am releasing include, for example, claims under the WARN Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Rehabilitation Act, the Services Employment and Reemployment Rights Act, or any other federal, state, or local common law, statute, regulation, or law of any other type. I will never file any lawsuit or complaint based on any such claim, and I will withdraw with prejudice any such lawsuit, etc., that may already be pending. I promise never to seek any damages, remedies, or other relief for myself personally (any right to which I hereby waive) by filing or prosecuting a charge with any administrative agency with respect to any claim purportedly released by this Release. This Release does not prevent me from seeking any payment to which I am entitled in exchange for signing this Release or any welfare or retirement benefits to which I am entitled under any written Company benefit plan under the Employment Retirement Income Security Act.

Nothing in this agreement and release of claims shall be construed to affect the Equal Employment Opportunity Commission’s (the “Commission”) or any

similar state commission’s or agency’s independent right and responsibility to enforce the law. I understand, however, that, while this Release does not affect my right to file a charge or participate in an investigation or proceeding conducted by the Commission or any similar state commission or agency, it does bar any claim you might have to receive monetary damages in connection with any Commission or similar state commission or agency proceeding concerning matters covered by this agreement and release of claims.

Arbitration of Disputes: The Company and I agree to resolve any claims we may have with each other, or that I have with any other released party who offers or agrees to arbitrate the claim under this subsection, through final and binding arbitration, including, for example, disputes about the validity, interpretation, or effect of this Release, claims of discrimination under federal or state law, or other statutory violation claims, before a single arbitrator in the City of New York, New York in accordance with the rules then obtaining of the American Arbitration Association (“AAA”). The arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in accordance with applicable law in any court having competent jurisdiction thereof. Any arbitration fees (including, without limitation, fees payable to the AAA and to the arbitrator) shall be divided equally between the parties. Each party shall pay its own legal fees and other expenses associated with the arbitration process.

Nonadmission of Liability: This Release is not an admission of wrongdoing by any released party. I acknowledge that I have not suffered any age or other discrimination or wrongful treatment by any released party.

Consideration of Release: The Company advised me to take this Release home, read it, and carefully consider all of its terms before signing it. The Company gave me at least twenty-one (21) days in which to consider this Release. I waive any right I might have to additional time within which to consider this Release. The Company advised me to discuss this Release with my own attorney (at my own expense) during this period if I wished to do so. I understand that I may revoke this Release within seven (7) days after I sign it. Any revocation of this Release by me shall be made by certified mail or overnight courier and addressed to [name and title of officer] at [address]. I have carefully read this Release. I fully understand what it means, and I am entering into it voluntarily. I am receiving valuable consideration in exchange for my execution of this Release that I would not otherwise be entitled to receive.

TAKE THIS RELEASE HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, AND ITS ARBITRATION-OF-CLAIMS REQUIREMENT WAIVES YOUR RIGHT TO A JURY TRIAL. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED AND CONSULT YOUR ATTORNEY.

Merisel Americas, Inc.

Date:	By:
[Name]
[Title]

Date:
[Name]